December 2025

L&G – Asset Management, America	71 South Wacker Drive, Suite 800 | Chicago, IL 60606 | am.landg.us.com

L&G – Asset Management, America Code of Ethics	2

I.	Introduction

Legal & General Investment Management America, Inc., d/b/a L&G – Asset Management, America (“LGIMA”) is an investment adviser registered with the U.S. Securities and Exchange Commission (“SEC”) under the U.S. Investment Advisers Act of 1940, as amended (“Advisers Act”). LGIMA is also a Commodity Trading Advisor and Commodity Pool Operator subject to regulation by the U.S. Commodity Futures Trading Commission (“CFTC”) under the U.S. Commodity Exchange Act of 1936, as amended (“CEA”), and a member of the National Futures Association (“NFA”) and subject to its rules and bylaws. LGIMA is also a provincially registered Portfolio Manager in the Canadian Provinces of Ontario and Quebec. As such, we owe our clients fiduciary duties, including the highest duty of trust and fair dealing, and must place clients’ interests ahead of our own. Therefore, investment adviser personnel, when making their own investment and other personal decisions, may not place their personal interests ahead of or in conflict with those of our clients.

LGIMA has adopted this Code of Ethics (“Code”) to satisfy such fiduciary obligations and comply with Applicable Law, particularly Advisers Act Rule 204A-1.

Rule 204A-1 requires SEC registered investment advisers to adopt, maintain and enforce a written code of ethics that sets forth standards of conduct and require compliance with the Advisers Act and the other federal securities laws. Our Code has five core requirements:

1.	establish standards of conduct for us and Covered Persons (as defined below);

2.	require Covered Persons to comply with Applicable Law (as defined below);

3.	impose certain requirements on Covered Persons and their personal investment activities, and on our Chief Compliance Officer (“CCO”) to review such activities;

4.	ensure that Covered Persons receive this Code, acknowledge receipt, understand it and comply fully with it; and

L&G – Asset Management, America

L&G – Asset Management, America Code of Ethics	3

5.	require Covered Persons to report Code violations.

Our Code is reasonably designed to help ensure compliance with Applicable Law. Our Code is not meant to inhibit responsible personal investments and other personal activities by employees but rather imposes reasonable restrictions designed to address conflicts of interests and to prevent potential violations of Applicable Law. However, this Code does not encompass all possible areas of potential liability that employees may experience under Applicable Law, which all of us are required to observe. For instance, the federal securities laws preclude investors from trading on the basis of inside information or communicating this information in breach of a fiduciary duty. Although this Code includes requirements designed to protect and prevent the misuse of material non-public information (i.e., “inside information,” or “MNPI”), it does not cover all personal liability scenarios that could apply to Covered Persons. Therefore, Covered Persons are advised to obtain advice before engaging in any transactions or activities other than the regular performance of their normal business duties if the transaction or activity directly or indirectly involves or could affect any LGIMA client or holdings of LGIMA clients.

Questions about this Code should be addressed to the LGIMA CCO, or his/her designee.

When in doubt, ask.

II.	Who is Covered by this Code

Under SEC Rule 204A-1, the Code applies to a registered investment adviser’s supervised persons,1 and the personal investment activities provisions of such code apply to the registered investment adviser’s access persons.2 To ensure consistency in our Compliance program, the LGIMA Board of Directors has decided to apply the regulatory definitions and requirements of supervised persons and access persons equally to all involved with LGIMA, with the exception of our non-executive directors.3 This means that every LGIMA officer, executive director, employee as well as any other person who provides investment advice on LGIMA’s behalf and is subject to LGIMA’s supervision and control, will be subject to all requirements set forth in this Code. The CCO will determine whether any third parties engaged by LGIMA (including interns or consultants (whether full or part-time)) should be subject, in whole or in part, to this Code. For ease of reference, this Code refers to all such persons subject to the requirements of this Code as “Covered Persons”.

LGIMA has entered into, and may from time to time enter into, participating affiliate arrangements with one or more of its affiliates (each, a “Participating Affiliate Arrangement”) pursuant to which certain affiliate personnel provide services to, or act for or on behalf of, LGIMA under a written participating affiliate agreement (each, a “Participating Affiliate Agreement”). Any natural person who, pursuant to a Participating Affiliate Agreement, (i) provides investment advisory services to LGIMA clients, (ii) supports or participates in LGIMA’s advisory activities, or (iii) otherwise acts for or on behalf of LGIMA (including any seconded personnel, shared-services personnel, dual employees, or other individuals performing functions for LGIMA under such Participating Affiliate Agreement) will be deemed a “Covered Person”. The CCO or his/her designee will maintain a list of individuals operating pursuant to a Participating Affiliate Arrangement.

III.	General Definitions

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

[1]

The Advisers Act defines a “supervised person” as any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

[2]

The SEC defines an “access person” as a supervised person who (a) has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or (b) is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. If providing investment advice is the investment advisers primary business, all of the advisers directors, officers and partners are presumed to be access persons.

[3]	In accordance with procedures in the SEC release adopting Advisers Act Rule 204A-1, LGIMA opted to exclude its nonexecutive directors from the Code’s personal investment requirements.

L&G – Asset Management, America

L&G – Asset Management, America Code of Ethics	4

“Applicable Law” means the Advisers Act, the Investment Company Act of 1940, as amended (the “Company Act”), the U.S. Securities Act of 1933, as amended (“Securities Act”), the U.S. Securities Exchange Act of 1934, as amended (“Exchange Act”), and the rules and regulations adopted by the SEC under any of these; the CEA and the rules and regulations adopted by the CFTC under the CEA; the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the U.S. Department of the Treasury; the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any rules and regulations adopted thereunder by the U.S. Department of Labor (“DOL”); and any applicable laws in Canada.

“Beneficial ownership” is interpreted in accordance with Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”).Beneficial ownership exists if a person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has a direct or indirect pecuniary interest in the securities (i.e., an opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities). Under this definition, beneficial ownership by a person includes securities held by members of a person’s immediate family sharing the same household, securities held in certain trusts, and a general partner’s proportionate interest in the portfolio securities held by a general or limited partnership. A person will not be deemed to be the beneficial owner of securities held in the portfolio of a registered investment company solely by reason of his or her ownership of shares or units of such registered investment company.

“Connected Person” means a spouse, live-with partner, minor child, step-child, relative or others who reside with or are dependent on a Covered Person; a company, trust or partnership in which a Covered Person or a Connected Person is directly or indirectly the owner of 25% or more of the equity, or controls more than 25% of the voting power of the organization; a trustee of any trust in which a Covered Person or Connected Person has a beneficial interest (excluding trustees of pension plans); an executor or administrator of any estate in which a Covered Person or Connected Person has a beneficial interest; or any person that, in the opinion of the CCO, should be deemed to be a Connected Person.

“Control” means the power, directly or indirectly, to direct the management or policies of a person, whether through ownership of securities, by contract, or otherwise. A firm’s officers, partners, or directors exercising executive responsibility (or persons having similar status or functions) are presumed to control the firm. A person is presumed to control a corporation if the person: (i) directly or indirectly has the right to vote 25% or more of a class of the corporation’s voting securities; or (ii) has the power to sell or direct the sale of 25% or more of a class of the corporation’s voting securities. A person is presumed to control a partnership if the person has the right to receive upon dissolution, or has contributed, 25% or more of the capital of the partnership. A person is presumed to control a limited liability company (“LLC”) if the person: (i) directly or indirectly has the right to vote 25% or more of a class of the interests of the LLC; (ii) has the right to receive upon dissolution, or has contributed, 25% or more of the capital of the LLC; or (iii) is an elected manager of the LLC. A person is presumed to control a trust if the person is a trustee or managing agent of the trust.

“IPO” means an offering of securities registered under the Securities Act where, before the IPO, the issuer of the securities did not have Exchange Act reporting requirements.

“Private Placement” means an offering that is exempt from Securities Act registration.

“Provider” means any person or entity that does, or may desire to do, business with LGIMA or its clients.

“Reportable Fund” is any fund of pooled assets advised by a Legal & General Group plc (“L&G Group”) entity or is any investment company registered under the Company Act for which LGIMA is the investment adviser or sub-adviser or whose investment adviser or principal underwriter controls LGIMA, is controlled by LGIMA or is under common control with LGIMA

“Reportable Security” means a Security (as defined in Section 202(a)(18) of the Advisers Act4) but excludes (a) direct obligations of the U.S. Government; (b) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term

[4]

Section 202(a)(18) of the Advisers Act defines a “security” as any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

L&G – Asset Management, America

L&G – Asset Management, America Code of Ethics	5

debt instruments, including repurchase agreements; (c) shares issued by money market funds; (d) shares issued by open-end funds other than Reportable Funds; (e) shares issued by unit investment trusts invested exclusively in one or more open-end funds, and (f) 529 Plans,5 none of which are Reportable Funds. The CCO may designate a security as a “Reportable Security” that would otherwise fall within one of these six exceptions. LGIMA deems all exchange-traded funds (“ETFs”) to be Reportable Securities.

“Self-Directed” is the ability of a person to effect a transaction in a Reportable Security. A person has discretion where they give an order to buy or sell a Reportable Security. A person does not have discretion over the securities underlying a mutual fund; if a person holds shares of a mutual fund, they have discretion over the shares of the fund that they actually hold but not the securities in the portfolio of the mutual fund because the actual fund manager of the mutual fund has discretion over those underlying assets.

“Transaction in a Reportable Security” includes any activity, whether discretionary or not, that affects the holding of a Reportable Security (e.g., buy, sell, exchange, tender, stock dividend and so on).

IV.	Statement of General Principles

A.

The Code is based on the principle that SEC registered advisers owe the following fiduciary duties to their clients: honesty; good faith; avoidance or the proper handling of conflicts of interest; and fair dealing. No Covered Person shall:

1.	defraud any client in any manner;

2.	mislead any client, including by making a statement that is materially incorrect or that omits a material fact;

3.	engage in any act, practice or course of conduct that operates or would operate as fraud, manipulation or deceit upon any client; or

4.	engage in any manipulative practice with respect to securities, including price manipulation.

B.

Covered Persons must conduct their personal securities transactions in a way that does not violate Applicable Law, interfere with client transactions, cause conflicts of interest or take unfair advantage of client relationships.

1.

No Covered Person shall enter into or engage in a transaction, business activity, or other relationship that may result in any financial or other conflict of interest between such person and any client.

2.

Personal investment activities must adhere to these general principles, as well as this Code’s specific provisions. Technical compliance will not automatically insulate trades from scrutiny that show a pattern of abuse of the individual’s fiduciary duties to the clients or from liability for personal trading or other conduct that violates Applicable Law or a fiduciary duty to clients that conflicts with the duty to place the interests of clients above and before any personal interests.

3.

Covered Persons shall conduct personal investment activities consistent with the requirements in this Code and in such a manner as to avoid any conflict of interest or any abuse of a position of trust.

4.	No Covered Person shall directly or indirectly take advantage of his or her position with a client. This includes, but is not limited to, the following:

a.

he or she shall not profit, directly or indirectly, due to his or her position with respect to such client. A Covered Person who learns about any corporate opportunity due to his or her position may not take advantage of and profit from such corporate opportunity;

b.	no one shall accept any special favors, benefits or preferential treatment due to the fiduciary relationship with any client, save for the usual and ordinary benefits directly provided by LGIMA; and

[5]	SEC No Action Letter issued to WilmerHale, LLP, dated July 28, 2010, excludes 529 Plans that are prepaid college tuition or college savings plans from the definition of Reportable Security.

L&G – Asset Management, America

L&G – Asset Management, America Code of Ethics	6

c.

no one shall release any information regarding contemplated or actual securities transactions or holdings by a client or any actual or proposed client holding changes, save in the performance of employment duties or in connection with any official report or disclosure which makes such information public knowledge.

C.	Covered Persons must appropriately address conflicts, including a prompt report to the Compliance Team, and seek clarification when warranted.

V.	Gifts, Entertainment and Charitable Donations

1.	Prohibitions:

–

Covered Persons may not offer or accept any gifts, favors, gratuities, meal, entertainment or other items of value (collectively, “Gifts and Entertainment”) that could be viewed as influencing decision-making, creating the intention of being beholden to a client/vendor/counterparty, or otherwise could be considered as creating a conflict of interest on the part of the recipient. Only Gifts and Entertainment provided as a courtesy may be accepted.

–	All solicitation of Gifts and Entertainment is unprofessional and is strictly prohibited.

–

Covered Persons are prohibited from receiving any compensation, including Gifts and Entertainment, with respect to the registered investment companies (i.e., the mutual funds) for which LGIMA serves as subadviser (“Mutual Fund G&E”) outside of the compensation set forth in the relevant Investment Management Agreement.

–	Charitable donations by LGIMA or employees to charities with the intention of influencing such charities to become clients are prohibited.

2.	Requirements:

–

Gifts and Entertainment Valued at $150 or More: Covered Persons must submit a pre-clearance request through StarCompliance for any Gift or Entertainment (other than Mutual Fund G&E) with a value of one hundred fifty dollars ($150) or more per person prior to receiving from, or giving to, a Provider or a client. If pre-clearance is not practicable, after-the-fact notification must be submitted through StarCompliance as soon as practicable upon receipt or giving.

–

Gifts and Entertainment Valued Less Than $150: Covered Persons must report within StarCompliance any Gift or Entertainment (other than Mutual Fund G&E) received from, or given to, a Provider or a client with a value of less than one hundred fifty dollars ($150) no later than 5 business days after the Gift or Entertainment was given or received. For the avoidance of doubt, these types of Gifts and Entertainment do not require pre-clearance through StarCompliance but must still be reported.

–

Charitable Donations: Covered Persons may not, directly or indirectly, use any funds or other assets of LGIMA for charitable contributions of any kind, even if lawful, unless made in compliance with this Code. All donations made by LGIMA must be submitted to Compliance for approval. Donations by LGIMA or employees to charity with the intention of influencing such charties to become clients are prohibited. Employees must notify Compliance if they perceive an actual or apparent conflict of interest in connection with any charitable contribution.

–

Special Requirement for State and Municipal Officers: Covered Persons must be mindful that myriad state and municipal regulations exist around the exchange of Gifts and Entertainment with such officials. In addition, certain Gifts, Entertainment or charitable donations may also fall under LGIMA’s Pay-to-Play requierments set forth below in Section VI. Accordingly, Covered Persons and employees covered under a Participating Affiliate Agreement must pre-clear via StarCompliance all Gifts, Entertainment or charitable donations to state or municipal officials of any value to ensure that any such action is in compliance with local regulations.

L&G – Asset Management, America

L&G – Asset Management, America Code of Ethics	7

–

Special Requirements for ERISA Clients: As an asset manager for ERISA plan assets, LGIMA is subject to the rules promulgated by the DOL, which includes ERISA §406(b)(3). Under such rule, the receipt by a fiduciary of a plan (including the fiduciary’s relatives) of the following items or services from any one individual or entity (including any employee, affiliate, or other related party) managing assets for the plan (i.e., LGIMA) is permissible as long as the aggregate annual value of such item or service is less than $250 and the receipt of which does not violate any plan policy or provision: (a) gifts, gratuities, meals, entertainment, or other consideration (other than cash or cash equivalents) and (b) reimbursement of expenses associated with educational conferences. To ensure that LGIMA complies with this requirement, Covered Persons must pre-clear via StarCompliance all Gifts or Entertainment to employees or other fiduciaries of any pension plan or other ERISA client for whom LGIMA manages or anticipates managing money. The Compliance Team will reject any request that would cause the $250 aggregate annual value threshold to be excluded. Notwithstanding the check completed by the Compliance Team, Covered Persons should be aware that it is the personal responsibility of any Covered Person who provides Gifts and Entertainment to an employee of an ERISA client to fully understand and comply with this ERISA requirement, including doing their own review of what other Gifts or Entertainment have been provided throughout the calendar year to each employee of the plan. Providing items that exceed the $250 limit violates this policy and may violate the ERISA rules.

3.	Exceptions and Compliance:

–

Branded Gifts. Covered Persons are not required to pre-clear or report the receipt or provision of nominal-value branded promotional items (e.g., mugs, pens, notebooks, calendars, umbrellas, tote bags) that are widely distributed in the ordinary course of business, provided the items bear the logo or other prominent branding of the giver or recipient and are not designed or selected to confer anything more than de minimis goodwill. This carve-out applies only where the reasonable value is nominal (for example, not more than $25 per item). Cash and cash equivalents (including gift cards, stored-value cards, or virtual currency) are not covered by this carve-out. Compliance may require reporting of any promotional item that, based on the facts and circumstances, presents a heightened risk of undue influence or conflicts of interest.

–

Personal relationship gifts tied to life events. Covered Persons are not required to pre-clear or report gifts that are given or received primarily due to a personal relationship (rather than the business relationship) and that are associated with a bona fide life event (for example, a marriage, birth or adoption of a child, serious illness, death in the family, or milestone birthday), provided the gift is consistent with customary personal gifting patterns for that relationship and is reasonable in light of local or customary practice for the life event. This carve-out applies only where the gift is not solicited and is not intended, explicitly or implicitly, to influence any business decision involving LGIMA, its clients, or any vendor or service-provider relationship, and it does not involve cash or cash equivalents. Gifts are not covered by this carve-out if they are given to or received from a party in an RFP or selection process with LGIMA, a party subject to LGIMA’s oversight or evaluation, or any other party that presents a heightened conflicts risk as determined by Compliance. Even where this carve-out otherwise applies, Covered Persons must promptly consult Compliance (and report the gift if directed) if the gift appears unusual or excessive under the circumstances or could reasonably be perceived as creating a conflict of interest or obligation.

–

Questions about compliance. If a Covered Person is unsure if Gifts and Entertainment or charitable donations might violate sub-paragraphs 1 or 2 above, he or she may submit, in advance, a request to the Compliance Team. The request shall contain: (a) a description of the circumstances under which an exemption is requested; (b) a reasonable estimate of the value of any Gifts and Entertainment or charitable donation to be received or given, as applicable (supporting documentation may be required); and (c) any other information relevant to the request or requested by the Compliance Team. In considering a request, the Compliance Team may take into account customary business practices, value of the Gifts and Entertainment or charitable donation(s), lack of a conflict of interest or existence of a conflict mitigation, and other relevant circumstances. The approval or denial of any such request shall be in writing and retained for file and audit purposes.

Notwithstanding anything herein to the contrary, the CCO or his/her designee has the discretion to determine that no further Gifts and Entertainment or charitable donations may be provided to or received from a specific Covered Person, Provider or client for a period of time should the cumulative amount be determined to be excessive or for other reasons in the CCO’s or such designee’s discretion.

In accordance with Section XV of this Code, violations shall be referred to Compliance for the appropriate sanction.

VI.	Pay-to-Play Policy

The SEC’s “Pay-To-Play” Rule 206(4)-5 “Political Contributions by Certain Investment Advisers” (“Pay-to-Play Rule”) seeks to eliminate payments designed to secure business for investment advisers. LGIMA has implemented policies and procedures to mitigate the risk of pay-to-play violations. Covered Persons are required to pre-clear all State and Local political contributions as set forth herein.

L&G – Asset Management, America

L&G – Asset Management, America Code of Ethics	8

1. The Pay-to-Play Rule. The Pay-to-Play Rule has three important components:

(a)

Restrictions on the Receipt of Advisory Fees. The Pay-to-Play Rule prohibits the receipt of compensation by an investment adviser from a government entity for the adviser providing investment advisory services for two years following a contribution to any official of that government entity. This prohibition also applies to any contribution made by a “Covered Associate” (as defined below), subject to a de minimis exception (namely, contributions from natural persons of $150 per election, or $350 per election if the contributor is eligible to vote in the election). These limitations apply to candidates running for state and local elected positions or to a candidate for a national election if they are currently a state or local elected official.

(b)

Restrictions on Payments for the Solicitation of Clients or Investors. The Pay-to-Play Rule prohibits an investment adviser and any Covered Associate from providing or agreeing to provide, directly or indirectly, payment to any person to solicit a government entity for investment advisory services on behalf of the adviser unless such person is a regulated person or is an executive officer (or a person with a similar status or function) or employee of the adviser.

(c)

Restrictions on the Coordination or Solicitation of Contributions. The Pay-to-Play Rule prohibits an investment adviser and any Covered Associate from coordinating or soliciting any person or political action committee to make, any: (1) contribution to an official of a government entity to which the adviser is providing or seeking to provide investment advisory services; or (2) payment to a political party of a state or locally where the adviser is providing or seeking to provide investment advisory services to a government entity.

A “Covered Associate” of an investment adviser generally means any general partner, managing member, or executive officer (also a defined term), or other individual with a similar status or function; any employee who solicits a government entity for the investment adviser; and any political action committee controlled by the investment adviser. LGIMA has designated all employees as Covered Associates as they relate to this policy.

2. Political Contributions

(a)	Political contributions by LGIMA or LGIMA employees to politically connected individuals or entities of candidates are prohibited.

(b)	You cannot encourage someone to make a contribution that you cannot otherwise make yourself.

(c)	You are prohibited from making an in-kind contribution that would violate the actual contribution limits set forth in the “Pay-to-Play Rule” above.

(d)

If an employee or Connected Person is considering making a political contribution to any state or local government entity, official, candidate, political party, pension board member, or political action committee, the potential contributor must seek pre-clearance from Compliance via StarCompliance. Please note that certain state and local plans for which LGIMA manages assets may prohibit any political contribution to an elected official in their state.

(e)	All individuals who are expected to become “Covered Associates” must disclose to Compliance any past political contributions within the prior 2 years, upon commencement of employment.

VII.	Outside Business Activities

1.	Pre-Clearance Requirements:

Covered Persons must pre-clear outside business activities. Outside Business Activities (“OBAs”) are defined as any activity outside of your employment with LGIMA that involves:

L&G – Asset Management, America

L&G – Asset Management, America Code of Ethics	9

(1)

regular and continuous dedication and time commitment with the reasonable expectation of compensation and/or income (whether as an employee, independent contractor, sole proprietor, officer or director);

(2)	the active management of assets that are not securities (such as real estate) to generate compensation and/or income (this does not include passive investments which are not deemed to be an OBA);

(3)

the ownership of a for-profit company, trust or partnership, including an affiliate of the same, in which a Covered Person or his/her Connected Person(s) is or are, directly or indirectly, the owner of 25% or more of the equity, or control more than 25% of the voting power of the organization;

(4)

board service unaffiliated with L&G Group, whether for compensation or no compensation, (of any type, including advisory boards and committee) of: (a) a publicly traded entity; (b) an entity that issues debt or equity securities; (c) an entity that engages in investment related business; or (d) any entity that might create a conflict of interest to the Covered Person’s position at or the business of LGIMA;

(5)	service on the Investment Committee for any unaffiliated company, non-profit, trust or endowment, whether for compensation or no compensation;

(6)

service on the Finance Committee for any company, trust, or endowment that is or could be an LGIMA client, that LGIMA might reasonably invest in on behalf of clients, or with whom LGIMA might do business, whether for compensation or no compensation;

(7)	any activity which poses a conflict or potential conflict to LGIMA.

All the foregoing pre-clearances must be submitted for approval through StarCompliance. Covered Persons must wait for approval prior to accepting a position. The CCO or his/her designee shall determine whether the OBA raises conflicts of interest or is inconsistent with the interests of our clients. The CCO or his/her designee, at a minimum, shall establish appropriate information barriers or, if required, other procedures to isolate the person participating in an OBA from those within LGIMA making investment decisions as to the securities of any such company. The CCO or his/her designee may determine that no procedures can adequately eliminate the conflicts and may require the Covered Person to resign from or not participate in an OBA.

Once an OBA is approved, Covered Persons are responsible for keeping their status updated in StarCompliance. Any change to the status of an OBA (including resignations and terminations) must be updated in StarCompliance within 10 days of the change. In addition, Covered Persons will be required to confirm any OBAs on an annual basis. Approval for any OBA may not necessarily be granted and may be revoked at any time.

2.	Special Requirements for Control Positions:

For OBAs of either the Covered Person or his/her Connected Person(s) that involve 25% ownership of a for-profit company as outlined in (3) above, the Covered Person shall:

(1)	submit a Connected Person disclosure in StarCompliance; and

(2)	comply with the personal account investing procedures set forth in Section VIII below.

3.	Public Office

Employees are required to obtain written pre-approval from Compliance prior to running for any public office. Employees are not allowed to hold a public office if it presents any actual or apparent conflict of interest with LGIMA’s business activities. Failure to comply with this restriction will put LGIMA at risk from managing future state or local pension plans or from collecting fees from existing plans.

VIII.	Procedures for and Restrictions on Personal Account Investing

Conflicts of interest arise when certain investment adviser personnel (e.g., those with knowledge of client positions or impending client transactions) buy and sell securities for their own accounts or those of their Connected Persons (“personal investment activities,” “personal account transactions,” or “PA dealing”). Currently, LGIMA treats all personnel as subject to this potential conflict of interest and therefore as Covered Persons to which personal account investing restrictions apply. For the avoidance of doubt, these procedures apply to Connected Persons and references to Covered Persons in this Section VIII also include Connected Persons. Violations constitute a breach of this Code and will be dealt with pursuant to Section XV of the Code.

L&G – Asset Management, America

L&G – Asset Management, America Code of Ethics	10

A.

Personal account trading in corporate bonds and U.S. dollar denominated Reportable Securities, except for non-restricted equities and non-restricted shares of Reportable Funds, tax-exempt municipal bonds, foreign currency, crypto-currencies, options and futures, is prohibited unless otherwise approved by Compliance after submission of a pre-approval trade request (“trade request”) via StarCompliance. Exceptions to this prohibition will only be made in cases where a Covered Person wishes to sell positions that are already held in a personal account. These sales require written trade requests as per the trade request procedures described herein. In addition to any corrective action or sanction that may be deemed appropriate, any profits realized on prohibited trades may be disgorged, per Section XV of this Code.

B.	Personal account trading in spread bet or short positions in L&G Group shares are prohibited.

C.

No one shall knowingly buy or sell, directly or indirectly, a security (i) in which he or she has, or by reason of such transaction acquires, any beneficial ownership at a time when LGIMA is engaging in a transaction in the same or equivalent security for a client and/or (ii) when he or she knows or should have known at the time they acquired the Reportable Security that the same or equivalent security is being considered for purchase or sale by a client or is the subject of a recommendation or an order being worked. A security is “being considered for purchase or sale by a client” when a recommendation to purchase or sell a security has been made and/or communicated by LGIMA to a client. Equities and bonds issued by the same issuer are not considered equivalent securities, but securities that are convertible or exchangeable into these securities within a 60-calendar day window are equivalent securities. Subject to compliance with Applicable Law, LGIMA reserves the right to impose restrictions or conditions on the ability to buy or sell the securities of an issuer that any analyst covers. For example, if an analyst covers fixed income securities, he or she may be restricted from buying the equity securities of such companies, but would not be so restricted in the equity securities of a company not covered by him or her. In addition to any corrective action or sanction that may be deemed appropriate, any profits realized on trades within the prescribed periods will be disgorged.

D.

No one shall acquire, directly or indirectly, beneficial ownership in securities distributed in an IPO, Initial Coin Offering (“ICO”), Private Placement, or other private investments in a private company or investments made through a crowdfunding scheme, unless pre-approved by Compliance via StarCompliance. In determining whether approval should be granted, Compliance will consider all of the pertinent facts and circumstances including:

–	Whether the investment opportunity should be reserved for clients; and

–	Whether the opportunity is being offered to the employee by virtue of their position with LGIMA or LGIMA’s relationship with a client, affiliate, or other third-party.

E.

Holdings in assets that are issued and transferred using distributed ledger or blockchain technology, including, but not limited to, virtual currencies, crypto-currencies, non-fungible tokens (“NFTs”), digital “coins” or “tokens” (“Digital Assets”), should be reported via StarCompliance, but are not required to be pre-cleared except with respect to ICOs as noted above.

F.

No one shall buy or sell, directly or indirectly, any security subject to restriction on trading issued by the CCO or his or her designee, whether under LGIMA’s insider trading policies and procedures set forth in this Code, by operation of the Restricted List, or the security is subject to a blackout period.

G.	Unless otherwise prohibited by this Code, short selling of allowable Reportable Securities is permissible but all such transactions must be pre-cleared by Compliance via StarCompliance.

H.

Short-term trading in securities of issuers in which any person is an officer, director or owner of 10% or more of a class of equity securities is prohibited by Applicable Law. LGIMA strongly discourages short-term and speculative trading by all Covered Persons. Accordingly, all securities must be held for not less than 30 calendar days. The holding period of 30 calendar days is calculated on a last in, first out basis, therefore holding periods are calculated using the date following the last transaction in a particular security. In the case of short sells, positions can only be covered after the 30-calendar day holding period has elapsed from when the short sell was executed. There are at present no restrictions on re-purchasing securities within 30 calendar days after they have been sold, but any such transactions must be pre-cleared by and subject to review by Compliance. In circumstances where a Covered Person can document compelling personal reasons for engaging in a transaction that would otherwise violate the 30 calendar day holding period, the CCO may consider an exemption. Every request for an exemption must be submitted via StarCompliance by creating a Trade Request. Such an exemption is wholly within the discretion of the CCO, and any request for such exemption will be evaluated on the basis of the facts of the particular situation.

L&G – Asset Management, America

L&G – Asset Management, America Code of Ethics	11

(i)	Trade Request for Personal Account Trading

Every individual proposing to trade a Reportable Security, including Reportable Funds, per Section VIII.A., must obtain prior written clearance from Compliance. Every request must be submitted via StarCompliance by creating a new trade request. A list of Reportable Mutual Funds can be found on StarCompliance under Document Library. Questions on how to navigate the system should be directed to Compliance. Compliance also ensures all Covered Persons receive proper training on StarCompliance.

L&G Group shares received as part of an employee’s compensation package are subject to trade reqyest requirements if the employee elects to take ownership of the shares and sell at a later date. As there are blackout periods for L&G Group throughout the year, employee sales of L&G stock may be restricted and must be approved by Compliance prior to the sale.

Covered Persons who have a private, non-public encounter with an issuer in his or her capacity as a Covered Person are restricted from trading the Reportable Security within thirty (30) business days of the encounter with the issuer.

Compliance shall review the trade request as soon as practicable, but no later than one full business day after its receipt, to determine whether to approve or reject said request. Every request is reviewed and considered by the CCO or his/her designee; however, if the CCO submits a pre-trade clearance request, the CEO or CFO will be responsible for reviewing the request. A clearance to trade is valid for the same trading day starting from the time the clearance approval was given. A pre-trade clearance that is approved after the 3:00 PM market close is valid for the next trading day. In determining whether to give a clearance, the CCO (or their designee) shall consider, among other factors:

1.	current client trading activity and other relevant information;

2.	whether the investment opportunity should be reserved for clients;

3.	the information currently available and whether it impacts or would impact the proposed transaction;

4.	whether the opportunity is being offered to an individual by virtue of his/her position with LGIMA or LGIMA’s relationship with a client; and

5.	such other information as the CCO or his/her designee may require.

Compliance reviews the trading activity of all Covered Persons on a periodic basis to ensure required trade requests were obtained and executed in the manner specified above. Records shall be maintained of all clearances and non-clearances.

(ii)	Reporting Requirements

1.

Initial Reports. Within 10 calendar days of an individual becoming a Covered Person, he or she must submit to Compliance via StarCompliance a properly completed Initial Holdings Report which information must be current as of a date not more than 45 days prior to the date the person becomes a Covered Person.

2.

Opening and Closing Accounts, Confirmations and Periodic Statements. If an account is not exempt from Compliance and a direct feed between StarCompliance and the Covered Person’s broker is possible, Compliance will initiate a request to the broker to establish the direct feed. The Covered Person is responsible for consenting to any required documentation to enable the feed. If not capable, the Covered Person shall give Compliance on a timely basis duplicate copies of all periodic statements for all securities accounts involving Reportable Securities in which the Covered Person acquires or foregoes direct or indirect beneficial ownership. Every Covered Person shall enter into StarCompliance any new accounts of such Covered Person as soon as possible, and in any event no later than 10 days after the account opening date. Covered Persons are not permitted to transact in an account until it is set up in StarCompliance. Additionally, every Covered Person must update StarCompliance to remove closed accounts no later than the end of the calendar quarter following the quarter in which the account was closed.

L&G – Asset Management, America

L&G – Asset Management, America Code of Ethics	12

3.

Certification of Discretionary Accounts. Covered Persons may rely on a broker to manage their personal securities account by giving full discretion to their broker. Transactions that occur in these accounts are directed by the broker only, with no ability or discretion for either the Covered Person or any of their Connected Persons to direct the trades. LGIMA will exempt these accounts from the trade request requirement and the requirement to deliver account statements once a broker provides either a signed or e-mailed certification that it has full discretion of the account and that the Covered Person has no ability to direct the trading of Reportable Securities. Employees are responsible for (i) affirming their Discretionary Accounts on a quarterly basis, and (ii) reporting any changes in these accounts should their ability to direct trades change. Furthermore, 529 Plans will be exempted from the certification requirement based on the SEC No Action Letter that exempts 529 Plans as Reportable Securities (see more information under the definition of Reportable Securities). Compliance may periodically require a re-certification of these accounts to ensure appropriate reporting.

4.

Quarterly Transaction Reports. No later than 30 days after the end of each quarter every Covered Person must review and certify the correctness all of his or her personal and Connected Persons’ transactions reported in self-directed accounts, and any account established in StarCompliance during the relevant quarter. Should a Covered Person determine that any Reportable Security transactions and information required are not included, he or she is required to provide the appropriate details to ensure Compliance has the correct information concerning every Reportable Security transaction effected during that quarter, regardless of whether a trade request was required.

5.

Annual Holdings Report. No later than 30 days after the end of each calendar year every Covered Person must review and certify the correctness in StarCompliance ) the list of all Reportable Securities currently held in their self-directed accounts. Should a Covered Person determine that any Reportable Security holding is not included in either list, it is his or her responsibility to provide all relevant details and information required to ensure Compliance has the correct information concerning every transaction effected during the year, regardless of whether a trade request was required.

Records shall be maintained of all clearances and non-clearances.

(iii)	Exclusions from Trade Request and Reporting Requirements.

Covered Persons do not need to obtain a trade request under Section VIII(i) or provide the reports under Section VIII (ii) with respect to the following:

1.	purchases or sales of securities effected in an account over which you do not have discretion or direct or indirect influence or control, per Section VIII (ii);

2.

purchases or sales of securities that are non-volitional on the part of the individual or a client or part of an automatic reinvestment plan (e.g., purchases through dividend reinvestment plans, transactions in corporate mergers, stock splits, tender offers);

3.

purchases effected upon the exercise of rights conferred by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

4.	purchases or sales of foreign currencies or mutual funds that are not Reportable Funds;

5.	purchases or sales of bonds and other direct debt instruments issued by the U.S. Government such as Treasury Bills, Treasury Notes, and Treasury Inflation Protected Securities;

6.	L&G Group shares given to employees as part of their compensation package and the employee elects to liquidate at the time of vesting; or

7.

purchases or sales that receive the prior written approval of the CCO to exempt the transaction. The CCO may grant an exemption from certain provisions of the Code, as permitted by applicable law, and after due consideration of the circumstances of the proposed transaction or activity, the conflicts it may raise and whether it is consistent with the objectives and spirit of the Code. Exceptions are documented.

IX.	Code Certifications

1.

Each new Covered Person will be given the Code upon joining the Firm and will thereafter receive all amendments. Within 10 calendar days of commencing employment, such person shall submit a New Hire Certification in StarCompliance acknowledging that he or she has read and understands the Code and will comply fully with it.

2.

All Covered Persons must certify through StarCompliance, on an annual basis, that they (a) have read and understood the Code, (b) recognize that they have been and will continue to be subject to the Code, (c) have complied fully with the requirements of the Code, and (d) will continue to comply fully with the Code. Also, every Covered Person must certify on an annual basis that he or she has disclosed or reported all outside business activities.

L&G – Asset Management, America

L&G – Asset Management, America Code of Ethics	13

X.	Reporting Code Violations

Covered Persons are required to report promptly to the CCO or in the case of the CCO to the CEO, any violations of the Code. Reports will be treated confidentially to the extent permitted by law and will be investigated promptly. Reports may be made anonymously. A violation of this Code is a breach of Advisers Act Rule 204A-1 and our written policies and procedures. Retaliation against any person reporting a violation is prohibited and is a breach of this Code that may result in the sanctions set forth in Section XV of this Code. Covered Persons should review LGIMA’s Whistleblowing Policy.

XI.	Monitoring Procedures

The CCO or other designated personnel will monitor all personal investment activities, including the reports and confirmations filed by every Covered Person. The criteria for monitoring and testing shall remain confidential.

XII.	Duties of the CCO and the Compliance Team

1.	Review Reports. Designated personnel of the Compliance Team shall review the reports submitted under Section VIII(ii) of this Code and escalate material items to the CCO as appropriate.

2.	Notification of Obligations. Designated personnel of the Compliance Team shall update staff lists to include new Covered Persons and notify them of their obligations hereunder.

3.	Supervision of designees. The CCO shall train his or her designees and may delegate any of his or her activities hereunder.

4.

Log of Code Violations. The Compliance Team shall keep a log that includes Code violations and action taken in connection with the violation (including any remediation and/or sanctions), including, but not limited to, reporting to the LGIMA Board of Directors or, if required, the SEC or other regulatory body.

5.

The CCO, directly or through a designee, shall prepare a report to LGIMA’s Board of Directors at least annually as to the adequacy of this Code and the effectiveness of its implementation and shall address in any such report the need (if any) for further changes or modifications to this Code or its implementation.

6.	The CCO shall take reasonable steps to ensure that LGIMA maintains records as required under Rule 204-2 under the Advisers Act.

XIII.	Client Opportunities

No Covered Person may cause or attempt to cause any client to purchase, sell or hold any security for the purpose of creating any personal benefit for the Covered Person. Sections 206(1) and 206(2) of the Advisers Act prohibit LGIMA from employing a “device, scheme or artifice” to defraud clients or engaging in a “transaction, practice or course of business” that operates as a “fraud or deceit” on clients. Both sections have been construed broadly by the SEC and used to regulate many types of adviser behavior that the SEC deems to be not in the best interest of clients or inconsistent with fiduciary obligations. One such category of behavior is taking advantage of investment opportunities for personal gain that would be suitable for clients.

Advisers Act Section 208(d) prohibits any person from doing indirectly that which cannot be done directly. Accordingly, Covered Persons may not take personal advantage of any opportunity properly belonging to LGIMA or any client. This applies to the acquisition of securities of limited availability for a Covered Person’s account that would be suitable and could be purchased for the account of a client, or the disposition of securities from a Covered Person’s account prior to selling a client position.

A Covered Person may not cause or attempt to cause any client to purchase, sell, or hold any security for the purpose of creating any benefit to LGIMA’s accounts or to a Covered Person’s accounts.

L&G – Asset Management, America

L&G – Asset Management, America Code of Ethics	14

If a Covered Person believes that he/she (or a Connected Person) stands to benefit from an investment decision for a client that LGIMA or the Covered Person is recommending or making, that individual must disclose that interest to the Compliance Team. The disclosure must be made before the investment decision and should be documented by the Compliance Team. Based on the information given, the CCO or his/her designee will make a decision on whether to restrict that Covered Person’s participation in the investment decision. In making this determination, the CCO or his/her designee will consider at least the following factors: (i) was any client legally and/or financially able to take advantage of this opportunity; (ii) whether any client would be disadvantaged in any manner; (iii) whether the opportunity is de minimis, and (iv) whether the opportunity is clearly not related economically to the securities to be purchased, sold or held by an client.

A memorandum concerning the investment opportunity and the disposition of the approval request will be prepared promptly and maintained by the Compliance Team.

XIV.	Insider Trading

A.	Law and Policy

Whether or not in the course of business and whether or not voluntarily, LGIMA and its Covered Persons may obtain inside information about issuers, securities or the potential effects of LGIMA’s own investment and trading in securities. LGIMA forbids any Covered Person to trade, personally or on behalf of others, including clients and Connected Persons, while having material inside information, or to communicate such material inside information to others. This is called “insider trading” and “tipping”, respectively. These apply to all Covered Persons and extend to activities within and outside their duties at LGIMA.

The term “insider trading” is not defined in the federal securities laws; rather, it is a judicially created theory of fraud outlined in case law interpreting Section 10(b) of the Exchange Act and Rule 10b-5 thereunder. Insider trading refers to the use of material inside information to trade in securities (whether or not one is an “insider”) in breach of a duty of trust or confidence or to communicate, or tip, material inside information to others.

The law concerning insider trading is dynamic and the SEC brings cases on a regular basis. The law prohibits:

1.	trading (including “shadow” trading) or tipping by an insider while in possession of material inside information;

2.

trading or tipping by a non-insider while in possession of material inside information, where such information was disclosed to the non-insider in breach of a duty to keep it confidential or was misappropriated;

3.	communicating material inside information to others; or

4.	trading ahead of research or recommendations prepared by LGIMA.

Concerns about the misuse of inside information by LGIMA or Covered Persons may arise primarily in two ways.

First, LGIMA may come into possession of inside information about another company, such as an issuer in which it is investing for clients or in which its own personnel might be investing for their own accounts. As further set forth below, if it is determined that LGIMA has inside information about an issuer, investments in that issuer on behalf of clients and by LGIMA personnel, in any securities of the issuer, will be prohibited.

Second, LGIMA as an investment adviser, has inside information in relation to its own business. The SEC has stated that the term “inside information” may include information about an investment adviser’s recommendations and client securities holdings and transactions. It is the policy of LGIMA that all such information is to be kept in strict confidence by those who receive it, and may be divulged only within LGIMA to those who have an established need for it in connection with the performance of services to clients. Despite this, some trades in which LGIMA has invested for clients may be permitted because of the fact that LGIMA has made such investments may not be viewed as material (e.g., trades in highly liquid securities with large market caps). The personal trading procedures in this Code establish circumstances under which such trades will be considered permissible or restricted and the procedures to follow in making such trades.

L&G – Asset Management, America

L&G – Asset Management, America Code of Ethics	15

Who is an Insider? The concept of “insider” is broad. It includes officers, directors and employees of a company. A person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, a person who advises or otherwise performs services for a company may become a temporary insider of that company. An employee of LGIMA, for example, could become a temporary insider to a company because of LGIMA’s and/or employee’s relationship to the company (e.g., by having contact with company executives while researching the company). A company must expect the outsider to keep the disclosed non-public information confidential, and the relationship must at least imply such a duty before the outsider will be considered an insider or temporary insider.

It may also be the case that a Connected Person of a Covered Person may have inside information and be deemed to be an insider. Accordingly, the Covered Person might be deemed to be an insider. One must be cautious in such situations in order to avoid liability for tipping or misappropriating inside information.

What is Material Information? Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a security. It “alters the total mix of information available.” Such information includes, but is not limited to: dividend changes, earnings, estimates, changes in previously released earnings and estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, knowledge of an impending default, knowledge of an impending change in a rating by a rating agency, and/or extraordinary management developments.

What is non-public information? Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to a fact to show that the information is generally public. For example, information in a report filed with the SEC, or appearing in Dow Jones, Reuters, The Wall Street Journal or other publications of general circulation would be considered public.

What is Tipping? Tipping is giving or making available inside information to anyone who might be expected to trade while in possession of that information. A Covered Person may become a “tippee” by acquiring inside information from a tipper, which would then require the Covered Person to follow the procedures below for reporting and limiting use of the information.

Penalties. Penalties for trading on or communicating inside information are severe for individuals involved in such unlawful conduct and their employers, which may include fines or damages up to three times the amount of any profit gained, or loss avoided. A person may be subject to some or all of the applicable penalties even if he or she does not personally benefit from the violation.

B.	Procedures

Identification and Prevention of Insider Information. If a Covered Person believes that he or she has information that is material and non-public, or has questions as to whether information is material and non-public, he or she must:

•	report the matter immediately to the CCO, who shall document the matter.

•	refrain from buying or selling the securities on behalf of himself or others.

•	refrain from communicating the information inside or outside LGIMA other than to the CCO.

Watch List and Restricted List. If the CCO determines a Covered Person has inside information or that a security should be restricted (there may be no inside information but it becomes necessary to restrict dealings in that security), the CCO will follow the process and procedures set forth in the Information Barrier Policy and Watchlist Procedure (the “Info Barrier Policy”) and take steps to ensure that the individual(s) in possession of inside information understands that he shall refrain from any activity – trading or tipping. The CCO will take steps to monitor the activities of all other Covered Persons that do not have the inside information while they engage in activities normal to the business. All decisions about whether to add or delete a security to the Watch List or Restricted List or amend an entry shall be made in accordance with the Info Barrier Policy. All activity in any security placed on the Restricted List shall cease, unless approved in writing by the CCO and subject to the Info Barrier Policy. A security shall be removed from the Restricted List in accordance with the Info Barrier Policy if the CCO determines that no insider trading issues remain with respect to such security (for example, if the information becomes public or no longer is material).

L&G – Asset Management, America

L&G – Asset Management, America Code of Ethics	16

Restricting Access to Inside Information. Care should be taken so that such information is secure. For example, files containing inside information should be sealed, access to computer files containing inside information should be restricted, and relevant conversations should take place behind closed doors.

Detecting Insider Trading. To detect insider trading, the Compliance Team will, among other things, review the trading activity reports of client accounts and Covered Persons. It is also the responsibility of each Covered Person to notify the CCO of any potential insider trading issues. The Compliance Team will investigate any instance of possible insider trading and fully document the results of any such investigation. An investigation record should include at least: (i) the name of the security; (ii) the date the investigation commenced; (iii) an identification of the account(s) involved; and (iv) a summary of the investigation disposition.

XV.	Sanctions

Violations of the Code of Ethics are taken very seriously by the Board of Directors and Executive Committee of LGIMA. Sanctions due to violations in personal account trading are implemented to ensure that Covered Persons understand the severity of their actions. As such, the following “Three Strikes” Policy will be enforced for personal account trading violations.

1.	A first offense will subject the Covered Person to a letter of censure and additional training on the Code of Ethics and, depending on the severity of circumstances, disgorgement of profits.

2.	Should a second offense occur within a 12-month period, the same analysis as above would be conducted. However, the Covered Person may also be subject to:

•	Suspension of personal trading privileges; and/or

•	Disgorgement of profits.

The CCO will determine penalties, in consultation with Human Resources where appropriate. Any disgorgement of profits would be directed to a charity that has no conflict of interest with LGIMA or its affiliates.

3.	If a third offense occurs within a 12-month period, the same analysis as the second offense would be conducted and may subject the Covered Person to:

•	A formal letter of reprimand with heightened supervision and disgorgement of profits;

•	Demotion;

•	Suspension; and/or

•	Termination of employment, if warranted, in addition to suspension of personal trading privileges and disgorgement of profits.

A second (or third) offense occurring more than one year after the first or second violation, as applicable, would be treated as a first offense.

XV.	Miscellaneous

A.	All reports, internal reporting of violations, and any other information filed with LGIMA pursuant to this Code shall be treated as confidential.

B.	LGIMA may, from time to time, adopt such interpretations of this Code as it deems appropriate.

C.	All records will be maintained by Compliance in accordance with the Advisers Act and the Firm’s record retention policies.

L&G – Asset Management, America

L&G – Asset Management, America Code of Ethics	17

L&G – Asset Management, America